Exhibit 99.1

Tetraphase Reports Fourth-Quarter and Full-Year 2013 Financial Results

WATERTOWN, Mass., March 6, 2014 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH) today reported financial results for the quarter and full year ended December 31, 2013.

“Our first year as a public company has been a productive one for Tetraphase as we advanced our lead antibiotic candidate, eravacycline, into Phase 3 development and confirmed that we will be pursuing two therapeutic indications for regulatory approval,” said Guy Macdonald, Tetraphase President and Chief Executive Officer. “Notably, through our initial public offering and subsequent follow-on offering, we raised approximately $130 million, funding that we believe will support the company through our planned eravacycline regulatory filing in the U.S. by the end of 2015.”

Mr. Macdonald added: “Eravacycline is the only antibiotic candidate being studied in both IV and oral formulations for the treatment of multi-drug resistant Gram-negative infections in late-stage clinical trials. Given the increasingly favorable regulatory and legislative environments, and the growing recognition of the rising unmet medical need in the Gram-negative antibiotic space by the scientific, pharmaceutical, investment and media communities, we believe we are well positioned to achieve our near-term corporate objectives. We look forward to reporting on our continued progress throughout the year.”

Fourth-Quarter and Full-Year 2013 Financial Results

As of December 31, 2013, Tetraphase had cash and cash equivalents of $102.7 million and 25.6 million shares outstanding.

For the fourth quarter of 2013, Tetraphase reported a net loss of $11.3 million, or $0.49 per share, compared to a net loss of $3.1 million, or $9.43 per share, for the same period in 2012. For the full-year 2013, Tetraphase reported a net loss of $29.6 million, or $1.78 per share, compared to a net loss of $15.1 million or $47.54 per share for the full-year 2012.

Revenues for the fourth quarter of 2013 were $1.9 million compared to $3.2 million for the same period in 2012. Revenues for the full-year 2013 were $10.5 million compared to $7.6 million for the full-year 2012. Revenues for each period consisted of contract and grant revenue under three U.S. government awards for the development of Tetraphase compounds as potential countermeasures for the treatment of diseases caused by bacterial biothreat pathogens. These funds are received through subcontracts and a subaward from CUBRC Inc., an independent, not-for-profit research corporation that specializes in U.S. government-based contracts. These U.S. government awards consist of an award from the Biomedical Advanced Research and Development Authority (BARDA) for eravacycline development and two awards from the National Institute of Allergy and Infectious Diseases (NIAID) for the development of the company’s preclinical compound TP-271. The decrease in revenue during the fourth quarter of 2013 compared to the same period in 2012 and the increase during the full-year 2013 compared to the same period in 2012 were primarily due to the timing and scope of activities conducted during the periods under our subcontracts under the BARDA contract.

Research and development (R&D) expenses for the fourth quarter of 2013 were $10.5 million, compared to $4.8 million for the same period in 2012. R&D expenses for the full-year 2013 were $31.5 million compared to $17.3 million for the full-year 2012. The increase in R&D expense during both the fourth quarter of 2013 and full-year 2013 compared to the same periods in the prior year was primarily due to an increase in expenses related to clinical and drug manufacturing costs associated with our ongoing Phase 3 program for eravacycline.

General and administrative (G&A) expenses for the fourth quarter of 2013 were $2.3 million, compared to $1.2 million for the same period in 2012. G&A expenses for the full-year 2013 were $7.2 million compared to $4.3 million for the full-year 2012. This increase in G&A expense during both the fourth quarter of 2013 and full-year 2013 compared to the same periods in the prior year was primarily due to an increase in various general costs due to operating as a public company, as well as an increase in personnel-related costs.

2013 and Recent Corporate Highlights

Eravacycline

•	Presented data from a Phase 2 study supporting the potential efficacy of eravacycline intravenous (IV) in patients with complicated intra-abdominal infections (cIAI) and a Phase 1 study supporting the potential of eravacycline to treat pneumonia at the 23rd European Congress of Clinical Microbiology and Infectious Disease (ECCMID) and IDWeek, respectively.

•	Branded the global Phase 3 eravacycline program as IGNITE (Investigating Gram-negative Infections Treated with Eravacycline).

•	Dosed first patient in IGNITE 1 global Phase 3 clinical trial of eravacycline IV in cIAI; top-line data are expected in the first quarter of 2015.

•	Confirmed the design of IGNITE 2, the two-part Phase 3 study of eravacycline in patients with complicated urinary tract infections (cUTI) that will include both IV and oral formulations of eravacycline

•	Initiated and are currently screening patients in the IGNITE 2 global Phase 3 clinical trial of eravacycline in cUTI; data from the lead-in portion of IGNITE 2 are expected in mid-2014; top-line data from the pivotal portion of the study are expected in mid-2015.

•	Received notification from the U.S. Food and Drug Administration (FDA) that eravacycline had been designated a Qualified Infectious Disease Product (QIDP) for the cIAI and cUTI indications; this designation makes eravacycline eligible to benefit from certain incentives for the development of new antibiotics including priority review, and to receive fast-track status and an additional five-years of U.S. market exclusivity.

Pipeline and Technology

•	Expanded the company’s tetracycline analog library to more than 3,000 derivatives using its in-house, proprietary drug discovery engine.

•	Presented positive data at ECCMID on the activity of preclinical candidate TP-271 against community-acquired bacterial pneumonia; an Investigational New Drug Application (IND) is expected to be submitted by the end of 2014.

•	Identified several second-generation Gram-negative antibiotic preclinical candidates and have selected one candidate from this group to advance into pre-IND studies during the second half of 2014.

Corporate

•	Raised approximately $130 million in gross proceeds from initial public and follow-on offerings during 2013.

•	Strengthened the senior management team with the hiring of Craig Thompson as Chief Operating Officer.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening multidrug-resistant (MDR) bacterial infections, including many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the Centers for Disease Control and Prevention (CDC). Tetraphase’s lead product candidate, eravacycline, is a fully synthetic tetracycline derivative being studied in a Phase 3 clinical program called IGNITE (Investigating Gram-negative Infections Treated with Eravacycline) as a broad-spectrum intravenous and oral antibiotic for use as a first-line empiric monotherapy. Tetraphase has created more than 3,000 novel tetracycline analogs using its technology platform; in addition to eravacycline, Tetraphase has generated multiple preclinical antibiotic candidates that are currently being evaluated for clinical suitability. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether our cash resources will be sufficient to fund our continuing operations through the end of 2015; whether results obtained in preclinical studies and early clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of our most recent quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2013. In addition, the forward-looking statements included in this press release represent our views as of March 6, 2014. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$1,898	$3,240	$10,486	$7,600

Operating expenses
Research and development	10,494	4,788	31,508	17,294
General and administrative	2,327	1,154	7,168	4,309

Total operating expenses	12,821	5,942	38,676	21,603

Loss from operations	(10,923)	(2,702)	(28,190)	(14,003)

Other income (expense)
Interest income	5	—	10	—
Interest expense	(385)	(369)	(1,719)	(1,021)
Other income (expense)	—	19	263	(63)

Other expense, net	(380)	(350)	(1,446)	(1,084)

Net loss	$(11,303)	$(3,052)	$(29,636)	$(15,087)

Net loss per share applicable to common stockholders-basic and diluted	$(0.49)	$(9.43)	$(1.78)	$(47.54)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	23,282	324	16,665	317

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$102,712	$9,079
Accounts receivable	1,706	2,452
Prepaid expenses and other current assets	1,002	850
Property and equipment, net	235	235
Other assets, noncurrent	231	1,456

Total assets	$105,886	$14,072

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$7,171	$4,321
Total term loan	10,815	11,650
Total deferred revenue	92	699
Warrant liability	—	610
Convertible preferred stock	—	79,841
Stockholder’s equity (deficit)	87,808	(83,049)

Total liabilities and stockholders’ equity (deficit)	$105,886	$14,072

Investor Contacts:
Tetraphase Pharmaceuticals	Argot Partners
Jennifer LaVin	Susan Kim
Executive Director, Corp. Communications	212-600-1902
617-715-3591	susan@argotpartners.com
jlavin@tphase.com

Media Contact:

Sam Brown Inc.

Mike Beyer

773-463-4211

beyer@sambrown.com